Press Release
May 6, 2015

HollyFrontier Board of Directors Authorizes $1 Billion Share Repurchase Program

DALLAS, May 6, 2015 -- HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier” or the “Company”) today announced its Board of Directors has authorized a $1 billion share repurchase program. This authorization replaces all existing share repurchase authorizations, of which there was approximately $462 million remaining after having recently purchased approximately 1.4 million shares in the first quarter of 2015. Share repurchases will be made in the open market or through privately negotiated transactions from time to time and are subject to market conditions, corporate, regulatory and other considerations. This share repurchase program may be discontinued at any time by the Board of Directors.

“Our Board’s decision to authorize a $1 billion share repurchase program demonstrates our ongoing commitment to returning capital to shareholders through increased share repurchases along with our regular dividend program. We intend to maintain both a competitive divided yield and total cash yield relative to our peer group. HollyFrontier has returned $2.9 billion in cash to shareholders since our 2011 merger,” said Mike Jennings, President and Chief Executive Officer of HollyFrontier.

HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high-value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“BPSD”) refinery located in El Dorado, Kansas, two refinery facilities with a combined capacity of 125,000 BPSD located in Tulsa, Oklahoma, a 100,000 BPSD refinery located in Artesia, New Mexico, a 52,000 BPSD refinery located in Cheyenne, Wyoming and a 31,000 BPSD refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in the Company’s markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of constraints on the transportation of refined products, the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines, effects of governmental and environmental regulations and policies, the availability and cost of financing to the Company, the effectiveness of the Company’s capital investments and marketing strategies, the Company’s efficiency in carrying out construction projects, the ability of the Company to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any future acquired operations, the possibility of terrorist attacks and the consequences of any such attacks, general economic conditions and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
Douglas S. Aron, Executive Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President
Investor Relations
HollyFrontier Corporation
214/954-6510